REMOVAL OF DIVIDEND SECTION RIDER

This rider is made part of the group annuity contract to which it is attached. Such group annuity contract is issued by us to you. All terms defined in this contract have the same meaning where used in this rider.

The effective date of this rider is the latest of (i) July 1, 1998 or (ii) the date the rider was approved for use in the state of issue of this contract.

This rider modifies the contract by striking SECTION 3--DIVIDENDS from the General Provisions article of the contract and by renumbering all of the sections thereafter to reflect the change.

PRINCIPAL LIFE INSURANCE COMPANY

PRESIDENT AND
CHIEF EXECUTIVE OFFICER